                                                                  EXHIBIT 11.1

                                  AMERICREDIT CORP.
                    STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (dollars in thousands, except per share amounts)

                                 Three Months Ended            Nine Months Ended
                                      March 31,                     March 31,
                                 ------------------            -----------------
                                 1998          1997            1998         1997
                                 ----          ----            ----         ----

Weighted average
  shares outstanding          30,146,854    29,073,790      29,866,492    28,697,299

Incremental shares
  resulting from assumed
  exercise of stock options    2,337,955     1,959,440       2,455,523     1,910,096
                              ----------    ----------      ----------    ----------
Weighted average shares
  and assumed incremental
  shares                      32,484,809    31,033,230      32,322,015    30,607,395
                              ----------    ----------      ----------    ----------
                              ----------    ----------      ----------    ----------

NET INCOME                    $   15,696    $   10,126      $   43,071    $   27,396
                              ----------    ----------      ----------    ----------
                              ----------    ----------      ----------    ----------
EARNINGS PER SHARE:

  Basic                       $      .52    $      .35      $     1.44    $      .95
                              ----------    ----------      ----------    ----------
                              ----------    ----------      ----------    ----------
  Diluted                     $      .48    $      .33      $     1.33    $      .90
                              ----------    ----------      ----------    ----------
                              ----------    ----------      ----------    ----------

Basic earnings per share has been computed by dividing net income by the weighted average shares outstanding.

Diluted earnings per share has been computed by dividing net income by the weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of incremental shares.


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